As filed with the Securities and Exchange Commission November 14, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________________

THE L.S. STARRETT COMPANY
(Exact Name of Registrant as Specified in Its Charter)
_________________________

MASSACHUSETTS	04-1866480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 CRESCENT STREET, ATHOL, MASSACHUSETTS	01331
(Address of principal executive offices)	(Zip Code)

2012 EMPLOYEES' STOCK PURCHASE PLAN
2012 LONG-TERM INCENTIVE PLAN
(Full Titles of the Plan)
_________________________

FRANCIS J. O’BRIEN
The L.S. Starrett Company
121 Crescent Street, Athol, Massachusetts 01331
978-249-3551
(Name, Address and Telephone Number of Agent for Service)

_________________________

With copies to:
STEVEN A. WILCOX
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, $1.00 par value	1,000,000 shares	$10.81	$10,810,000	$1,474.49
Class B Common Stock, $1.00 par value	500,000 shares	---	---	---

(1)  No more than 500,000 shares of Class A Common Stock and Class B Common Stock in the aggregate may be issued pursuant to the 2012 Employees’ Stock Purchase Plan and no more than 500,000 shares of Class A Common Stock may be issued pursuant to the 2012 Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) on the basis of the average of the high and low prices of The L.S. Starrett Company Class A Common Stock reported on the New York Stock Exchange, Inc. on November 9, 2012.  Since no market exists for the shares of Class B Common Stock, which shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis, the 500,000 shares of Common Stock issuable under the 2012 Employees’ Stock Purchase Plan were calculated based on the stock price of Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the information required by Item 1 of this Form S-8 and the statement of availability of Registrant information, and other information required by Item 2 of this Form will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  The L.S. Starrett Company (the "Company" or the "Registrant") shall maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents herein, filed with the Commission, by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on September 12, 2012.

(b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company document referred to in (a) above.

(c) The description of the Company's Class A and Class B Common Stock, $1.00 par value (the "Common Stock"), contained in the Company's Registration Statements and subsequent reports filed under the Exchange Act.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with Exchange Act and applicable Commission rules), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Steven A. Wilcox, a partner in Ropes & Gray LLP, is the Clerk of the Company.

Item 6.  Indemnification of Directors and Officers.

Massachusetts Law Regarding Indemnification

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also allows for indemnification of a director for conduct for which such individual is or would be exculpated under the charter provision referred to above. Section 8.52 requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he was a director of the corporation.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allows a corporation to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Indemnification under the Company's By-laws
The Company shall, to the maximum extent permitted under applicable law, indemnify any person against all liabilities and expenses reasonably incurred in connection with the defense or disposition of any action, suit or proceeding, in which such person may be involved or with which such person may be threatened, by reason of the fact that such person:

(a)
is or was or has agreed to be a director or officer of the Company or while serving as a director or officer is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another organization; or

(b)
is or was a director, officer or employee who is or was serving or has agreed to serve at the request of the Company in any capacity with respect to any employee benefit plan, including trustees and administrators.

No indemnification shall be provided with respect to any matter disposed of by settlement unless:

(a)	such indemnification is approved by a majority of the holders of the shares of the Company then entitled to vote for directors, exclusive of any shares owned by an interested director or officer; or

(b)
such indemnification and such settlement is approved by a majority of the disinterested directors as being in the best interest of the Company or employee benefit plan or participants served, as the case may be; or

(c)
if no directors are disinterested, a written opinion, reasonably satisfactory to the Company, of independent legal counsel that (i) such indemnification and such settlement, decree or disposition are in the best interest of the Company or employee benefit plan or participants served, as the case may be, and (ii) if adjudicated, such indemnification would not be found to have been prohibited by law.

As used in the By-laws, a director is "interested" if he or she is a defendant in the proceeding in question or a similar proceeding, and a "disinterested director" is any director who is not an interested director.

Expenses reasonably incurred in the defense of any proceeding may be paid by the Company in advance, upon an undertaking by the person being indemnified to repay such expenses if it is ultimately determined that indemnification for such expenses is not authorized under the By-laws.

Any repeal or modification of the indemnification provisions of the By-laws shall not adversely affect any right or protection of a director or officer or employee benefit plan trustee or administrator relating to any acts or omission of such person occurring prior to such repeal or modification.

The Company may enter into indemnification agreements with any director, officer or employee benefit plan trustee or administrator so long as such agreement is in accordance with the By-laws.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors, certain of its officers, and employee benefit plan trustees or administrators who are employees of the Company.

Other Indemnification

The Company maintains directors’ and officers’ liability insurance which may protect the Company’s directors and officers against costs and liabilities imposed upon them in their roles with the Company.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the signature page.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athol, Commonwealth of Massachusetts, on November 14, 2012.

THE L.S. STARRETT COMPANY

By:	/s/ Douglas A. Starrett
Name: Douglas A. Starrett
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby constitutes and appoints each of Douglas A. Starrett and  Francis J. O’Brien, each with full power of substitution, his true and lawful attorney-in-fact and agent with full power to him to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorney to any and all such amendments.

Signature	Capacity	Date

/s/ Douglas A. Starrett	Chief Executive Officer, President	November 14, 2012
Douglas A. Starrett	(Principal Executive Officer) and Director

/s/ Francis J. O’Brien	Treasurer and Chief Financial Officer	November 14, 2012
Francis J. O’Brien	(Principal Financial Officer)

/s/ Salvador de Camargo, Jr.	President, Starrett Inustria e Comercio, Ltda, Brazil and Director	November 14, 2012
Salvador de Camargo, Jr.

/s/ Stephen F. Walsh	Senior Vice President Operations and Director	November 14, 2012
Stephen F. Walsh

/s/ Ralph G. Lawrence	Director	November 14, 2012
Ralph G. Lawrence

/s/ Terry A. Piper	Director	November 14, 2012
Terry A. Piper

/s/ Richard B. Kennedy	Director	November 14, 2012
Richard B. Kennedy

/s/ David A. Lemoine	Director	November 14, 2012
David A. Lemoine

EXHIBIT INDEX

Number	Title of Exhibit
4.1	The L.S. Starrett Company 2012 Employees' Stock Purchase Plan.
4.2	The L.S. Starrett Company 2012 Long-Term Incentive Plan.
4.3	Restated Articles of Organization, as amended, filed with the Form 10-K dated September 12, 2012, and incorporated by reference herein.
4.4	Bylaws, filed with Form 10-K dated September 13, 2011, and incorporated by reference herein.
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page in Part II).